Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-180758 on Form S-3 of our report dated February 25, 2013, relating to the financial statements and financial statement schedule of Southwestern Public Service Company appearing in this Annual Report on Form 10-K of Southwestern Public Service Company for the year ended December 31, 2012.

/s/ DELOITTE & TOUCHE LLP
Minneapolis, Minnesota
February 25, 2013